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                                                                     EXHIBIT 5.1

                                October 21, 2002

Venetian Casino Resort, LLC
Las Vegas Sands, Inc.
3355 Las Vegas Boulevard South, Room 1A
Las Vegas, Nevada 89109

    Registration Statement on Form S-4 (File No. 333-98649)

Ladies and Gentlemen:

    In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Las Vegas Sands, Inc., a Nevada corporation ("LVSI"), Venetian Casino Resort, LLC, a Nevada limited liability company ("Venetian," and together with the Company, the "Issuers"), and the subsidiary guarantors named therein (the "Subsidiary Guarantors"), with the Securities and Exchange Commission (the "Commission") on August 23, 2002, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested by the Issuers to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Issuers' $850,000,000 aggregate principal amount of 11% Mortgage Notes due 2010 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

    The Exchange Notes are to be offered in exchange for the Issuers' outstanding $850,000,000 aggregate principal amount of 11% Mortgage Notes due 2010 (the "Initial Notes") issued and sold by the Issuers on June 4, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture (the "Indenture"), dated as of June 4, 2002, among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee").

    In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

      (i) the Registration Statement (including its exhibits);

     (ii) the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

     (iii) the Registration Rights Agreement included as Exhibit 4.2 to the Registration Statement.

    In addition, we have examined (i) those limited liability company records of each of the Subsidiary Guarantors that were formed in the State of Delaware (the "Delaware Guarantors") that we have considered appropriate, including the operating agreements, as amended, of each of the Delaware Guarantors and
(ii) such certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

    In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. We have also assumed, without independent investigation,
(i) the enforceability of any of the Documents against any party (other than the Issuers and the Subsidiary Guarantors), (ii) that the Exchange Notes and
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the Guarantees will be issued as described in the Registration Statement,
(iii) that the Exchange Notes and the Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added and (iv) that matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have relied upon the factual matters contained in the representations and warranties of each of the Issuers made in the Documents and upon certificate of officers of each of the Issuers.

    With regards to certain matters of state law, we have, with your permission, relied upon the opinion of Lionel Sawyer & Collins filed as Exhibit 5.2 to the Registration Statement.

    Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of each of the Issuers enforceable against each of the Issuers in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Subsidiary Guarantors enforceable against each of the Subsidiary Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

    The opinion expressed above is limited to the laws of the State of New York, and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

    We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.


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                                                         Very truly yours,

                                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                             PAUL, WEISS, RIFKIND, WHARTON & GARRISON
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